Exhibit 99.(a)(1)(G)

Altice USA Announces Commencement of Tender Offer to Repurchase up to $2.5 Billion of Its Class A Common Stock

November 23, 2020 07:00 AM Eastern Standard Time

LONG ISLAND CITY, N.Y.--(BUSINESS WIRE)-- Altice USA, Inc. (NYSE: ATUS) (“Altice USA” or the “Company”) announced today that it has commenced a modified “Dutch auction” tender offer to repurchase up to $2.5 billion of its Class A common stock at a price not greater than $36.00 per share nor less than $32.25 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal that are being distributed to stockholders (the “Offer”). If the Offer is fully subscribed, the number of shares to be purchased in the Offer represents approximately 19.6% to 21.9% of Altice USA’s issued and outstanding shares of Class A common stock (or approximately 12.8% to 14.3% of Altice USA’s total outstanding shares including both Class A and Class B common stock) as of November 19, 2020 depending on the purchase price payable for those shares pursuant to the Offer. The Offer represents a premium of approximately 0% to 12% to the NYSE closing price of the shares on November 20, 2020 of $32.27 per share.

With this Offer, Altice USA is increasing its buyback target for full year 2020 from ≥ $2.0 billion to approximately $5.0 billion. From October 1, 2020 to November 20, 2020, the Company repurchased 22,677,812 Class A shares pursuant to its share repurchase program at an average cost of $29.10 per share for approximately $660 million (a total amount of approximately $2.5 billion year-to-date). As a result of the Offer, the Company now expects its 2020 year-end net leverage for the CSC Holdings, LLC debt silo to be between 5.0x to 5.5x Adjusted EBITDA (on a L2QA basis). The Company expects to return to its net leverage target for CSC Holdings, LLC of 4.5x to 5.0x over time.

On November 20, 2020, the Altice USA Board of Directors increased the capacity under the Company’s existing share repurchase program from $5.0 billion to $7.0 billion in the aggregate of Class A shares to facilitate the Offer and any subsequent additional share repurchases (commencing at least ten business days following the expiration or termination of the Offer). As of November 23, 2020, the capacity under the Company’s upsized share repurchase program was approximately $4.3 billion, or approximately $1.8 billion after the assumed repurchase of $2.5 billion of Class A shares pursuant to the Offer.

The Offer will expire at one (1) minute after 11:59 p.m., New York City time, on Monday, December 21, 2020, unless extended by Altice USA. Tenders of shares must be made prior to the expiration of the Offer and may be withdrawn at any time prior to the expiration of the Offer. The Offer will not be conditioned upon any minimum number of shares being tendered; however, the Offer is subject to a number of terms and conditions described in the Offer to Purchase, including the closing of the Company’s sale of 49.99% of its Lightpath fiber enterprise business.

Tendering stockholders may specify a price not greater than $36.00 per share nor less than $32.25 per share (in increments of $0.25) at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, the Company will designate a single per share price that the Company will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price, not greater than $36.00 per share nor less than $32.25 per share, that will allow it to purchase shares having an aggregate purchase price of $2.5 billion, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $2.5 billion (based on the Final Purchase Price).

The Company will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the expiration of the Offer period, to the seller in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $36.00 per share, the Company would purchase 69,444,444 shares if the Offer is fully subscribed, which would represent approximately 12.8% of the total issued and outstanding shares of Class A and Class B Common Stock as of November 19, 2020. At the minimum Final Purchase Price of $32.25 per share, the Company would purchase 77,519,379 shares if the Offer is fully subscribed, which would represent approximately 14.3% of the total issued and outstanding shares of Class A and Class B Common Stock as of November 19, 2020.

Shares not purchased in the Offer will be returned at the Company’s expense promptly following the expiration of the Offer. The Company reserves the right, in its sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), the Company may purchase in the Offer up to an additional 2% of its outstanding shares without amending or extending the Offer.

The Company intends to pay for the purchase of the shares with cash on hand, cash from operations and, to the extent necessary, borrowings under its revolving credit facility.

The Information Agent for the Offer is D.F. King & Co., Inc. The Depositary is American Stock Transfer & Trust Company, LLC. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of shares. For questions and information, please call the Information Agent toll free at 1-866-745-0271. Goldman Sachs & Co. LLC is acting as Financial Advisor to the Company in connection with the Offer.

Altice USA’s Board of Directors has approved the Offer. However, none of Altice USA, its Board of Directors, the Information Agent, the Depositary or the Financial Advisor is making any recommendations to stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price or the purchase prices at which shares may be tendered into the Offer. Stockholders must make their own decisions as to how many shares they will tender, if any, and at what price or prices to tender. In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF CLASS A COMMON STOCK OF ALTICE USA, INC. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT ALTICE USA WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SEC. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT ALTICE USA WILL SHORTLY BE FILING WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER, TOLL-FREE AT 1-866-745-0271. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

About Altice USA

Altice USA is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.

Contacts

Altice USA Investor Relations

Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Altice USA Communications

Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com